FROM CONCEPT CAR TO PRODUCTION: MERCEDES-BENZ INTRODUCES VIANO
PEARL LUXURY VAN USING SPD-SMARTGLASS TECHNOLOGY
AT 2012 GENEVA AUTO SHOW

Viano Pearl Features Four SPD-SmartGlass Panels for Privacy, and Heat, Light and Glare Control

GENEVA,Switzerland, March 6, 2012 --- Geneva Auto Show World Debut --- Luxury auto manufacturer Mercedes-Benz has now introduced its third vehicle using Research Frontiers’ (Nasdaq: REFR) SPD-SmartGlass technology at the 82nd Geneva International Motor Show being held now through March 18, 2012.

The special limited edition of the Viano Pearl features as standard equipment SPD-SmartGlass technology in the luxury van’s four side windows, allowing rear passengers enhanced privacy as well as instant heat, light and glare control. This glass is manufactured by Research Frontiers’ licensee Isoclima S.p.A.

A representative for Mercedes-Benz’s van division indicated that orders for the Viano Pearl will begin in April with deliveries of this special edition with MAGIC SKY CONTROL using SPD-SmartGlass technology to customers to begin in July.

The Mercedes-Benz Viano Pearl exclusive touring van is the third automotive production vehicle to use SPD-SmartGlass technology. In January 2012 Mercedes-Benz launched its new SL roadster at the Detroit Auto Show. The SL was the second large-scale series production vehicle to offer MAGIC SKY CONTROL using SPD-Smart technology. In January 2011, Daimler introduced the new Mercedes-Benz SLK as the first car to offer this innovative feature.

Mercedes-Benz’ Viano Pearl luxury van was originally showcased in a video from Mercedes-Benz Reporter. Additional videos of the SPD-SmartGlass operating in the Viano Pearl are available on Research Frontiers’ website and on its YouTube channel.

This is the first vehicle produced by an automotive OEM that offers automotive side windows made using SPD light-control technology. These smart windows allow drivers and passengers to change the tint of their windows from dark to clear instantly with the touch of a button. The use of SPD-SmartGlass technology in roof glass and on its windows offers many benefits including enhanced privacy on-demand, improved security, and increased energy savings due to lower heat build-up within the vehicle.

SPD-SmartGlass technology enhances the driving experience and supports energy efficiency. Test data originally published by Mercedes-Benz regarding the panoramic roof on its SLK roadster shows the ability of the MAGIC SKY CONTROL panoramic roof to reduce sun exposure to 1/20th of direct exposure levels. When compared to conventional automotive glass, Mercedes-Benz reports that the use of SPD-SmartGlass on the roof of its SLK significantly reduces the temperature inside the vehicle by up to 18ºF/10ºC. This increases passenger comfort and reduces air conditioning loads, thereby saving fuel and reducing CO2 emissions. It also blocks over 99% of harmful UV radiation. Use of SPD-SmartGlass technology in the side windows of the Viano Pearl further contributes to passenger comfort and energy savings because more heat and light are blocked inside the vehicle, offering greater privacy and creating a home theater-like atmosphere inside the vehicle at the press of a button.

Mercedes-Benz put the MAGIC SKY CONTROL SPD-SmartGlass roof through rigorous durability and performance testing in some of the most extreme conditions on Earth. This included testing in the arctic cold of Scandinavia (with temperatures below -22ºF/-30ºC) and the blistering desert heat of Death Valley, California (with temperatures exceeding 122ºF/50ºC).

The automotive press has hailed the 2012 Mercedes-Benz SLK and its MAGIC SKY CONTROL sunroof with SPD-SmartGlass technology. Motor Trend magazine calls MAGIC SKY CONTROL the “killer app,” “the very coolest part of the SLK,” “amazing stuff” and “without question the highlight of the new SLK.” Car and Driver says “Being a Mercedes, the SLK will overflow with technology...but the coolest will be... MAGIC SKY CONTROL roof.” And Automobile Magazine describes it as “Magic indeed.”

Joseph M. Harary, President of Research Frontiers, noted while attending the Mercedes-Benz press conference at the Geneva Auto Show: “Mercedes-Benz was the first to introduce in serial production roof glass using our SPD-SmartGlass technology. They also showed their customers at the Frankfurt Auto Show in September how SPD-SmartGlass in the side windows can also benefit occupants. Mercedes-Benz’s van division indicated to us that they received very favorable reaction to the Viano Pearl concept at Frankfurt, and we are pleased that they have now chosen to put this concept into production and to include our SPD-SmartGlass technology as standard equipment in this special limited edition of the Viano.”

SPD-SmartGlass is the world's fastest-switching variably tintable dynamic glazing technology. It is the only dimmable window technology that gives users the ability to instantly and precisely control the level of shading to any point between very dark and clear. This provides exceptional control over solar energy while also adding to user comfort and protecting interiors. Available in both glass and lightweight polycarbonate substrates, SPD-Smart products – windows, sunroofs, skylights, doors, partitions and more – are laminated glazings that offer a distinctive combination of user well-being, energy efficiency and security. Controlled manually or automatically, they are available in custom sizes and fabrications for original equipment, new construction, replacement and retrofit projects.

About Research Frontiers Inc.

Research Frontiers Inc. (Nasdaq: REFR) is the developer of SPD-Smart light-control technology which allows users to instantly, precisely and uniformly control the shading of glass or plastic, either manually or automatically. Having spent over $80 million to date to develop its technology, Research Frontiers currently holds approximately 500 patents and patent applications and has built an infrastructure of 39 licensed companies that collectively are capable of serving the growing global demand for smart glass products in automobiles, homes, buildings, aircraft and boats. Further information about SPD-Smart technology, Research Frontiers and its licensees can be found at www.SmartGlass.com.

Note: From time to time Research Frontiers may issue forward-looking statements which involve risks and uncertainties. This press release contains forward-looking statements. Actual results could differ and are not guaranteed. Any forward-looking statements should be considered accordingly. "SPD-Smart" and "SPD-SmartGlass" are trademarks of Research Frontiers Inc. "Magic Sky Control" and "Mercedes-Benz" are trademarks of Daimler AG.

For further information or to schedule a visit to the Research Frontiers Design Center, please contact:

Joseph M. Harary, President and CEO
Research Frontiers Inc.
+1-516-364-1902
Info@SmartGlass.com